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                                                                    EXHIBIT 99.0

AVAILABILITY OPINION CONFIRMATION



From the Management of Eateries, Inc.:

We confirm that Arthur Andersen LLP has audited the consolidated balance sheets of Eateries, Inc. and subsidiaries (an Oklahoma corporation) as of December 31, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 2001. They represented that this audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


REGISTRANT:
EATERIES, INC.

By:   /s/ Vincent F. Orza, Jr.
      ---------------------------------
      Vincent F. Orza, Jr.
      Chief Executive Officer

By:   /s/ Bradley L. Grow
      ------------------------------------------
      Bradley L. Grow
      Vice President
      Chief Financial Officer

March 29, 2002